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                                                                     EXHIBIT 11A

                        GATX CORPORATION AND SUBSIDIARIES

                COMPUTATION OF BASIC NET INCOME (LOSS) PER SHARE

                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    YEAR ENDED DECEMBER 31
                                    -----------------------------------------------------
                                      1999       1998       1997        1996       1995
                                    --------   --------   --------    --------   --------
Average number of shares of
  common stock outstanding              49.3       49.2       45.1        40.4       40.0

Net income (loss)                   $  151.3   $  131.9   $  (50.9)   $  102.7   $  100.8
Deduct - Dividends paid and
  accrued on preferred stock              .1         .1        6.7        13.2       13.2
                                    --------   --------   --------    --------   --------

Net income (loss), as adjusted      $  151.2   $  131.8   $  (57.6)   $   89.5   $   87.6
                                    ========   ========   ========    ========   ========

Basic net income (loss) per share   $   3.07   $   2.68   $  (1.28)   $   2.22   $   2.19
                                    ========   ========   ========    ========   ========




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